EX99.23(e)(ii)

AMENDED AND RESTATED EXHIBIT A

THIS EXHIBIT A, amended and restated as of November 12, 2007 for the addition of Old Westbury Global Opportunities Fund, is Exhibit A to that certain Underwriting Agreement dated as of April 3, 2006, between PFPC Distributors, Inc. and Old Westbury Funds, Inc.

PORTFOLIOS

Old Westbury Large Cap Equity Fund

Old Westbury Mid Cap Equity Fund

Old Westbury International Fund

Old Westbury Fixed Income Fund

Old Westbury Municipal Bond Fund

Old Westbury Global Small Cap Fund

Old Westbury Real Return Fund

Old Westbury Global Opportunities Fund

PFPC DISTRIBUTORS, INC.

By:	/s/ Bruno DiStefano
Name:	Bruno DiStefano
Title:	Vice President

OLD WESTBURY FUNDS, INC.

By:	/s/ Marc D. Stern
Name:	Marc D. Stern
Title:	President